UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 17, 2010

LIBERTY MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33982	84-1288730
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2010, Liberty Media Corporation (Liberty) entered into an employment agreement with Gregory B. Maffei, its President and Chief Executive Officer, that memorialized the compensation arrangement approved in principle by the Liberty Compensation Committee on December 17, 2009.  The agreement provides for an employment term of five years, beginning on January 1, 2010 and ending on December 31, 2014, and provides for an annual base salary of $1.5 million, increasing annually by 5% of the prior year’s base salary, and an annual target cash bonus equal to 200% of the applicable year’s annual base salary.

On December 17, 2009, in connection with the Compensation Committee’s approval in principle of Mr. Maffei’s new compensation arrangement, Mr. Maffei received a multi-year grant of options to purchase the following shares of Liberty with exercise prices equal to the closing sale prices of the applicable series of stock on the grant date: 8,743,000 shares of Series A Liberty Interactive common stock, 760,000 shares of Series A Liberty Starz common stock and 1,353,000 shares of Series A Liberty Capital common stock (December 2009 Options).  One-half of the December 2009 Options will vest on the fourth anniversary of the grant date with the remaining options vesting on the fifth anniversary of the grant date, in each case, subject to Mr. Maffei being employed by Liberty on the applicable vesting date (with certain exceptions).  The options have a term of 10 years.

Upon a change in control (as defined in the agreement) of Liberty, the December 2009 Options and any other unvested options, unvested restricted stock or other unvested equity or equity derivatives granted by Liberty, or in certain cases, affiliates of Liberty, to Mr. Maffei will immediately vest in full.  In such case, the December 2009 Options and any other options or similar equity derivatives will remain exercisable until their original expiration dates.

The agreement further provides that, in the event Mr. Maffei is terminated for cause (as defined in the agreement) he will be entitled only to his accrued base salary, unpaid expenses and any amounts due under applicable law, and he will forfeit all rights to his unvested restricted shares and unvested options.  If Mr. Maffei terminates his employment without good reason (as defined in the agreement), he will be entitled only to his accrued base salary, accrued but unpaid bonus for the prior year, unpaid expenses and any amounts due under applicable law (Standard Payments), and he will forfeit all rights to his unvested restricted shares and unvested options.  In both cases, his vested, unexercised options as of his termination date will remain exercisable for 90 days after his termination or until the original expiration date of the options if sooner.  If, however, Mr. Maffei is terminated by Liberty without cause or if he terminates his employment for good reason, the agreement provides for him to receive the Standard Payments and a severance payment of $7.8 million and provides for his unvested restricted shares and unvested options to vest pro rata based on the portion of the term elapsed through the termination date plus 18 months and for all vested and accelerated options to remain exercisable until their respective expiration dates.  If the termination described in the immediately preceding sentence occurs within 90 days before or 210 days after John C. Malone or certain of Mr. Malone’s family members and affiliates cease to beneficially own 20% of the combined voting power of Liberty, then Mr. Maffei’s unvested restricted shares and unvested options granted by Liberty, or in certain cases, affiliates of Liberty, will vest in full.  In the case of Mr. Maffei’s death or his disability, the agreement provides for a payment of the Standard Payments and a severance payment of $7.8 million, for his unvested restricted shares and unvested options (including those granted by affiliates of Liberty) to fully vest and for his vested and accelerated options to remain exercisable until their respective expiration dates.  In addition, if Mr. Maffei is terminated without cause or due to disability, or terminates his employment for good reason, Mr. Maffei will be entitled to continuation of certain perquisites for 18 months, including use of the corporate aircraft.

Pursuant to the agreement, Mr. Maffei will be entitled to customary benefits and perquisites provided to senior executive officers of Liberty and will continue to be entitled to use of the corporate aircraft as provided in his existing letter agreement with Liberty through the term of the new agreement.  The agreement provides that it is intended to meet the requirements of Section 409A of the Internal Revenue Code and provides for certain reimbursements to Mr. Maffei in the event the agreement does not so comply.  The agreement also contains customary provisions pertaining to confidentiality and limitations on outside activities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2010

LIBERTY MEDIA CORPORATION

By:	/s/ Pamela L. Coe
	Name:	Pamela L. Coe
	Title:	Vice President